UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2020

GOSSAMER BIO, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38796	47-5461709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3013 Science Park Road
San Diego, California, 92121

(Address of Principal Executive Offices) (Zip Code)
(858) 684-1300
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GOSS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective November 16, 2020 (the “Effective Date”), Faheem Hasnain was appointed as the President and Chief Executive Officer of Gossamer Bio, Inc. (the “Company”), replacing Sheila Gujrathi, M.D. Dr. Gujrathi also ceased serving as a member of the Company’s board of directors on such date. Mr. Hasnain is a Co-Founder, former Chief Executive Officer, and current Chairman of the Company. Dr. Gujrathi will continue in an advisory role to the Company.
In connection with Dr. Gujrathi’s departure, the Company, Gossamer Bio Services, Inc., a wholly-owned subsidiary of the Company (“Services”), and Dr. Gujrathi entered into a Transition Agreement (the “Transition Agreement”), pursuant to which she will be entitled to receive the cash and continued healthcare coverage Severance Benefits, as such term is defined in that certain Employment Letter, dated January 4, 2018, by and between Dr. Gujrathi, and Services, which was attached as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”) filed with the Securities and Exchange Commission (“SEC”) on March 24, 2020. Dr. Gujrathi will also receive 18 months’ accelerated vesting of her outstanding restricted stock upon effectiveness of the Transition Agreement. All of Dr. Gujrathi’s remaining unvested restricted stock and all of her outstanding stock option and restricted stock unit awards (whether vested or unvested) were forfeited and cancelled effective on the Effective Date.
The full biography and other information with respect to Mr. Hasnain required by Item 5.02(c) of Form 8-K are included in the Company’s proxy statement on Schedule 14A for the 2020 annual meeting of stockholders filed with the SEC on April 27, 2020 under the headings “Information Regarding Directors” and “Certain Relationships and Related Person Transactions—Other Transactions and Arrangements,” and such biography and information are incorporated herein by reference.
In connection with Mr. Hasnain’s appointment, the Company and Services agreed to an amended letter agreement (the “Amended Hasnain Letter Agreement”) with Mr. Hasnain, effective November 16, 2020, setting forth the terms of his employment. The Amended Hasnain Letter Agreement amends and restates the letter agreement entered into by the Company with Mr. Hasnain on June 3, 2019 (the “Existing Hasnain Letter Agreement”). Under the Amended Hasnain Letter Agreement, Mr. Hasnain’s annual base salary will be $572,000, and his target annual bonus will be 50% of his base salary. The Company expects to issue Mr. Hasnain stock option and/or restricted stock unit awards in connection with his new role, but such awards have not yet been determined. The Amended Hasnain Letter Agreement will also provide Mr. Hasnain with certain severance benefits if the Company terminates his employment other than for cause or he resigns for good reason, and other than as a result of death or disability: (1) continued payment of his base salary at the then-current rate for 12 months (increased to 18 months if such termination occurs within 12 months following a change in control), paid in accordance to the Company's payroll practices; (2) a payment equal to his target annual bonus opportunity, pro-rated for the portion of the current calendar year in which he was employed, payable in a lump sum payment 60 days following the date of termination (which bonus payment will not be prorated if such termination occurs within 12 months following a change in control); and (3) payment of the full premium for continued health plan coverage for up to 12 months following the date of termination (increased to 18 months if such termination occurs within 12 months following a change in control). The existing acceleration provisions in the Existing Hasnain Letter Agreement will continue to apply to his existing restricted stock and equity awards and will apply to any equity awards granted to him during his employment.
The Existing Hasnain Letter Agreement was attached as Exhibit 10.9 to the Company’s Annual Report.
The foregoing descriptions of the Transition Agreement and the Amended Hasnain Letter Agreement do not purport to be complete and are qualified in its entirety by reference to the actual Transition Agreement and the Amended Hasnain Letter Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K to be filed with respect to the fiscal year ending December 31, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOSSAMER BIO, INC.

Date: November 17, 2020	By:	/s/ Christian Waage
Christian Waage
Executive Vice President & General Counsel

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